Exhibit 21.1

The following is a list of our significant subsidiaries:

Company	Country of Incorporation
AMEI Technologies, Inc	United States
Blackstone Medical, Inc.	United States
Orthofix Inc.	United States
Orthofix Holdings, Inc.	United States
Orthofix US LLC	United States
Osteogenics Inc.	United States
Orthofix S.r.l	Italy
Orthosonics Limited	U.K.
Orthofix Limited	U.K.
Orthofix (GB) Limited	U.K.
Orthofix UK Limited	U.K.
Colgate Medical Limited	U.K.
Victory Medical Limited	U.K.
Swiftsure Medical Limited	U.K.
Inter Medical Supplies Limited	Seychelles
Orthofix AG	Switzerland
Blackstone Medical GmbH	Germany
Orthofix GmbH	Germany
Orthofix International B.V.	Holland
Orthofix II B.V.	Holland
Orthofix do Brasil Ltda.	Brazil
Orthofix S.A.	France
Implantes Y Sistemas Medicos, Inc.	Puerto Rico